Schedule A

LIST OF FUNDS

SSgA Multi-Asset Real Return Portfolio

SSgA Income Allocation Portfolio

SSgA Global Allocation Portfolio

Blackstone/GSO Senior Loan Portfolio

SSgA Ultra Short Term Bond Portfolio

SSgA MFS Systematic Core Equity Portfolio

SSgA MFS Systematic Growth Equity Portfolio

SSgA MFS Systematic Value Equity Portfolio

State Street Risk Aware Portfolio

Dated: September 9, 2014